As filed with the Securities and Exchange Commission on December 7, 2012

Registration No. 333-182568

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

AUDEO ONCOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	80-0823961
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 Pine Street

Suite 2040

San Francisco, California 94111

(415) 984-0300

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Peter Smith

Chief Executive Officer

Audeo Oncology, Inc.

100 Pine Street

Suite 2040

San Francisco, California 94111

(415) 984-0300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John A. Fore Andrew D. Hoffman Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Eric S. Haueter Istvan A. Hajdu Sidley Austin LLP 555 California Street San Francisco, California 94104 (415) 772-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☒ (do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 5 is being filed for the purpose of filing Exhibits 1.1, 5.1 and 23.2 to the Registration Statement (Commission File No. 333-182568). No changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Items 13, 14, 15, 16(b) or 17 of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered under this registration statement. All amounts shown are estimated except for the SEC registration fee, the FINRA filing fee and the initial listing fee.

SEC registration fee	$6,876
FINRA filing fee	9,500
Initial Nasdaq listing fee	125,000
Printing expenses	400,000
Legal fees and expenses	1,278,000
Accounting fees and expenses	751,000
Transfer agent and registrar fees and expenses	6,000
Miscellaneous	300,000

Total	2,876,376

Item 14. Indemnification of Directors and Officers.

On completion of this offering, the Registrant’s amended and restated certificate of incorporation will contain provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the Registrant’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. The Registrant’s amended and restated certificate of incorporation and bylaws will provide that the Registrant must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its amended and restated certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has purchased and intends to maintain insurance on behalf of each and any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of the Registrant and its executive officers and directors, and by the Registrant of the underwriters, for certain liabilities, including liabilities arising under the Securities Act.

See also the undertakings set out in response to Item 17 herein.

Item 15. Recent Sales of Unregistered Securities.

Seth forth below is information regarding unregistered shares of our common stock issued and options granted by us since July 1, 2009 through the date of this prospectus. Also included is the consideration, if any, received by us for such shares and options and information relating to the section of the Securities Act, or rules of the SEC, under which exemption from registration was claimed. No underwriters were involved in any of such sales or grants. Some of the transactions described below involved directors, officers and five-percent stockholders.

Common Stock Issuances

In June 2012, we sold an aggregate of 20 shares of our common stock to our President and Chief Executive Officer, Peter Smith, and our Chief Financial Officer and Secretary, Charles Walker, in connection with our initial incorporation in Delaware, at a purchase price of $0.001, for an aggregate purchase price of $0.02.

In June 2012, we issued an aggregate of 7,500,000 shares of our common stock to our parent, Alchemia Limited in consideration for receipt of all outstanding shares of Alchemia Oncology Pty Limited. On November 5, 2012, we issued an additional aggregate of 92,000 shares of our common stock to Alchemia Limited in further consideration for our receipt of the shares of Alchemia Oncology Pty Limited and which, together with the 7,500,000 shares of our common stock previously issued, will be distributed in the Demerger.

Pursuant to the Demerger, one share of our common stock will be distributed to the shareholders of Alchemia Limited for every 37 ordinary shares of Alchemia Limited that they hold, with fractional shares of our common stock that would otherwise be distributed to Alchemia Limited shareholders in the Demerger being rounded upwards to the nearest whole share. Information in this prospectus assumes that Alchemia Limited will distribute 7,592,020 shares of our common stock that are currently outstanding and held by it to Alchemia Limited shareholders (or a depositary on their behalf) in the Demerger, which number of shares is calculated on the basis of 280,812,962 ordinary shares of Alchemia Limited outstanding as of November 1, 2012. However, the actual number of shares of our common stock distributed in the Demerger will depend upon the number of holders and the number of outstanding ordinary shares of Alchemia Limited as of the record date for the Demerger, which will be approximately four trading days following the date of this prospectus, and the terms of the Demerger provide that fractional shares of our common stock that would otherwise be distributed pursuant to the Demerger will be rounded upwards to the nearest whole share. In addition, options to purchase a total of 3,573,000 ordinary shares of Alchemia Limited at exercise prices ranging from AUD$0.280 to AUD$1.040 per share (equivalent to approximately US$0.291 to US$1.079 per share based on the currency exchange rate as of November 1, 2012) were outstanding as of November 1, 2012, and any exercise of these options or any other options that Alchemia Limited may grant prior to the record date for the Demerger would increase the number of ordinary shares of Alchemia Limited outstanding as of such record date and the number of shares of our common stock distributed in the Demerger and to be outstanding immediately after this offering. As a result, the actual number of shares of our common stock distributed in the Demerger and that will be outstanding upon completion of this offering will be greater than the number of shares we have assumed for the purposes of this prospectus.

Option Grants

Options to purchase 948,000 shares of our common stock were granted under our 2012 Stock Plan at an exercise price equal to the initial public offering price per share of our common stock sold in this offering.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions or any public offering, and the Registrant believes that each transaction was exempt from the registration requirements of the Securities Act in reliance upon Section 4(2) of the Securities Act, Regulation D or Regulation S promulgated thereunder, or Section 3(a)(10) of the Securities Act. The recipients of the securities in each of these transactions (except the Demerger) represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate information about the Registrant, or had adequate access through their relationship with the Registrant, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:

We have filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

(b) Financial Statement Schedules.

All other schedules have been omitted because the information required to be presented in them is not applicable or is shown in the consolidated financials statements or related notes.

Item 17. Undertakings.

The Registrant hereby undertakes to provide to the underwriters at the closing as specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

•

For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

•

For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on December 7, 2012.

AUDEO ONCOLOGY, INC.

By:	/S/ PETER SMITH
	Name:	Peter Smith
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated below:

Signature	Title	Date

/S/ PETER SMITH Peter Smith	President, Chief Executive Officer and Director (Principal Executive Officer)	December 7, 2012

/S/ CHARLES WALKER Charles Walker	Chief Financial Officer (Principal Financial and Accounting Officer)	December 7, 2012

* Leigh Bonney	Director	December 7, 2012

* Stephen Hill	Director	December 7, 2012

* Susan Kelley	Director	December 7, 2012

* Tracie Ramsdale	Director	December 7, 2012

* David U’Prichard	Director	December 7, 2012

*By:	/S/ CHARLES WALKER
Charles Walker Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement.

3.1+	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon the completion of this offering.

3.2+	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon the completion of this offering.

3.3+	Certificate of Incorporation of the Registrant, as currently in effect.

3.4+	Bylaws of the Registrant, as currently in effect.

4.1+	Specimen common stock certificate of the Registrant.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.1+†	Supply Agreement, dated July 13, 2009, between Alchemia Oncology Pty Limited and Novozymes Biopharma DK A/S.

10.2+	Royalty Agreement, dated July 13, 2009, between Alchemia Oncology Pty Limited and Novozymes Biopharma DK A/S.

10.3+	Intra-group Transfer Agreement, dated June 28, 2012, between Alchemia Limited and the Registrant.

10.4+	Sublease Agreement, dated June 28, 2012, between Blueprint Life Science Group, LLC and the Registrant.

10.5+†	General Services Agreement, dated May 18, 2010, between BioClinica, Inc. and Alchemia Oncology Pty Limited.

10.6+†	Addendum to General Services Agreement, dated December 29, 2010, between BioClinica, Inc. and Alchemia Oncology Pty Limited.

10.7+†	Addendum to General Services Agreement, dated December 19, 2011, between BioClinica, Inc. and Alchemia Oncology Pty Limited.

10.8+†	Clinical Research Services Agreement, dated June 25, 2010, between PSI CRO AG and Alchemia Oncology Pty Limited.

10.9+†	Amendment No. 1 to Clinical Research Services Agreement, dated February 17, 2012, between PSI CRO AG and Alchemia Oncology Pty Limited.

10.10+	Technology License Agreement, dated August 22, 2012, between Alchemia Limited and Audeo Discovery Pty Limited.

10.11+	Demerger Deed, dated August 22, 2012, between Alchemia Limited and the Registrant.

10.12+	Demerger Implementation Agreement, dated August 22, 2012, between Alchemia Limited and the Registrant.

10.13+	Transition Services Agreement, dated August 22, 2012, between Alchemia Limited and the Registrant.

10.14+	Demerger Deed Poll, dated August 22, 2012, by the Registrant.

10.15+#	Form of Indemnification Agreement between the Registrant and its directors and officers.

10.16+#	2012 Stock Plan.

10.17+#	2012 Equity Incentive Plan.

10.18+#	Employment Agreement, dated September 28, 2012, between Peter Smith and Alchemia Oncology Pty Limited.

10.19+#	Employment Agreement, dated September 28, 2012, between Charles Walker and Alchemia Oncology Pty Limited.

10.20+#	Employment Agreement, dated September 28, 2012, between Tracey Brown and Alchemia Oncology Pty Limited.

10.21+	Amendment Deed, dated October 17, 2012, between Alchemia Limited and the Registrant.

21.1+	List of subsidiaries of the Registrant.

23.1+	Consent of Ernst & Young, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1+	Power of Attorney (included on signature pages to this registration statement).

†	Portions of this exhibit have been omitted pending a determination by the Securities and Exchange Commission as to whether these portions should be granted confidential treatment.

#	Indicates management contract or compensatory plan.

+	Previously filed.